First

Quarter

Report

To

Shareholders

2003

Three Months Ended

March 31

ASK ABOUT IT AT WORK

HIGHLIGHTS

  Operating earnings per share on a diluted basis increased 22.2% for the first quarter excluding the effect of foreign currency translation (including the effect of the yen, operating earnings per share were up 27.8%).
  Operating return on average shareholders' equity was 24.0% for the quarter.
  We purchased 1.7 million of AFLAC's shares in the first quarter.

TO OUR SHAREHOLDERS:

     We are pleased with our start in 2003. AFLAC Japan produced better-than-expected sales and strong financial results. We are also pleased with the financial performance of our U.S. insurance business. Even though the growth of AFLAC U.S. sales slowed from its rapid pace of the last few years, we remain excited about the outlook for future sales growth. At the same time, we remain confident about the underlying strength of our operations. We are especially excited that operating earnings per diluted share before currency translation significantly exceeded our 15% growth target for the year.

FIRST QUARTER RESULTS

     The stronger yen/dollar exchange rate for the first quarter enhanced the growth rates of our financial results. However, we believe the best measure of AFLAC's performance is to evaluate our results before the effect of the yen because currency changes are outside of our control. The chart on page four compares selected income statement items with and without foreign currency changes to illustrate the effect of the yen.

     Benefiting from the stronger yen, total revenues were up 18.4% to $2.8 billion. Net earnings for the first quarter were $237 million, or $.45 per share on a diluted basis, compared with $183 million, or $.34 per share, a year ago. Net earnings in the first quarter of 2003 included realized investment losses of $7 million, or $.01 per diluted share, compared with realized investment losses of $5 million, or $.01 per share, a year ago. Net earnings in the first quarter of 2002 also included a loss of $4 million, or $.01 per diluted share from the change in fair value of the interest rate component of the cross-currency swaps related to the company's senior notes, as required by SFAS 133. The impact of SFAS 133 in the first quarter of 2003 was insignificant.

     In addition to net earnings, the company views operating earnings, a non-GAAP financial measure, as an important indicator of financial performance. We believe the combined presentation and evaluation of operating earnings, together with net earnings, provides information that may enhance an investor's understanding of the company's underlying profitability and results of operations. Operating earnings presented in this report exclude the following items on an after-tax basis from net earnings: realized investment gains/losses and the impact from SFAS 133.

     Operating earnings were a record $244 million, compared with $192 million in the first quarter of 2002. Operating earnings per share on a diluted basis rose 27.8% to $.46, compared with $.36 per share in the first quarter of 2002. The stronger yen/dollar exchange rate increased operating earnings per share by $.02 during the quarter. Excluding the impact of the stronger yen, operating earnings per share increased 22.2%, which was significantly better than our annual objective for earnings growth in 2003. Operating return on average shareholders' equity was an impressive 24.0% for the quarter.

     During the first quarter, we acquired 1.7 million shares of AFLAC stock. As of March 31, 2003, we had approximately 15 million shares available for purchase under the current repurchase authorization from the board of directors.

AFLAC JAPAN

     AFLAC Japan produced solid sales and financial results in the first quarter despite a continued weak economic environment. Premium income in yen increased 6.5%. Net investment income rose 2.0% as reported in yen. Investment income growth in yen terms was held down by the stronger average yen/dollar exchange rate for the quarter because approximately 28% of AFLAC Japan's investment income is derived from dollar-denominated investments. Total revenues were up 6.1%. Due to the continued improvement in the benefit ratio, the pretax operating profit margin expanded from 12.5% to 13.6%. As a result, pretax operating earnings in yen increased 15.8%.

     The average yen/dollar exchange rate in the first quarter of 2003 was 118.93, compared with an average rate of 132.69 in the first quarter of 2002. This 11.6% strengthening of the average exchange rate during the quarter magnified the growth rates of AFLAC Japan as reported in dollars.

     Reflecting the stronger yen, first quarter premium income in dollars advanced 18.6% to $1.7 billion. Net investment income increased 13.7% to $341 million. Total revenues were up 18.2% to $2.1 billion. Pretax operating earnings rose 29.2% to $285 million.

     Investment yields in Japan declined to historic levels during the first quarter. For example, the yield of a composite index of 20-year Japanese government bonds was 1.12% at the end of March, compared with 1.53% at the end of the fourth quarter of 2002. By focusing on selected debt investments, we purchased yen-denominated securities at an average yield of 3.88% in the quarter. Including dollar-denominated securities, our blended new money yield was 4.13% for the quarter. As of April 18, 2003, we had invested, or committed to invest, approximately 42% of our expected 2003 cash flow at an average yield of 4.12%.

     Following an impressive improvement in sales last year, AFLAC Japan again produced strong sales results in the first quarter of 2003. Total new annualized premium sales rose 12.1% to 27.0 billion yen, or $227 million, which was significantly ahead of our expectations. Our sales results benefited from the continued strong demand for medical-related products. We believe medical sales have increased in part due to increased copayments in Japan's national health care system. Reflecting the changing health care environment, our newest product, a stand-alone supplemental medical policy called EVER, sold especially well. During the quarter, we sold more than 160,000 EVER policies. Stand-alone medical insurance represented 25% of total new annualized premium sales. In addition, we continued to experience solid contributions from Rider MAX sales and conversions to the new whole life version of Rider MAX. As expected, sales of cancer life insurance were lower in the quarter, reflecting our current marketing focus on medical products as well as a smaller sales contribution from Dai-ichi Mutual Life Insurance Co. For the full year, we believe AFLAC Japan's sales will rise 5% to 10% in yen terms.

AFLAC U.S.

     AFLAC U.S. generated more than $256 million in total new annualized premium sales for the quarter, although the growth rate slowed from the incredible pace of the last three years. At the same time, premium income remained strong, rising 19.0% to $624 million. Net investment income increased 9.9% to $88 million. Total revenues were up 17.8% to $714 million. Pretax operating earnings advanced 15.5% to $107 million.

     Total new annualized premium sales increased 8.8% for the quarter. Accident/disability remained the principal contributor to new sales, accounting for approximately 51% of first quarter sales. Consistent with our product broadening strategy, we are currently introducing a new version of our popular accident plan. And later in the year, we will launch a new cancer expense policy. Although first-quarter sales results were lower than we would have liked, we were encouraged that several of our top producing states posted sales increases of 15% to 20%. Other states, particularly those in which we have split our state operations, generated lower results, which is not uncommon in the short run following the division of a state territory. We have also been increasing the number of regional and district sales coordinators to enhance our recruiting and training capabilities.

     We are also increasing the number of AFLAC U.S. marketing territories from five to seven effective May 3, 2003. Increasing the number of territories should enable us to better manage the large and diverse U.S. marketplace. We believe the changes to our sales organization, along with the enhancements to our product line, will benefit sales in future quarters. Based on our first quarter sales results and the actions we are taking to extend our record of strong sales growth, we expect AFLAC U.S. sales will be up 10% to 15% for the year, rather than the 15% increase we previously expected. Yet we view this modest slowdown as just a temporary disruption to the significant growth opportunities we see in the U.S. insurance market.

     During the first quarter, we launched two new commercials featuring the popular AFLAC duck. The appeal of the AFLAC duck and its effectiveness as a branding vehicle have resulted in greater consumer awareness of AFLAC than ever before. Independent research reveals that brand recognition of ALFAC stands at approximately 89%, which compares to only 44% in 2000. Our strong brand has clearly benefited the growth of sales and distribution. Recruiting of new sales associates rose 5.5% in the first quarter, despite very difficult comparisons to the first quarter of 2002, during which the number of newly recruited sales associates surged more than 36%. At the end of the first quarter, AFLAC U.S. was represented by more than 55,300 licensed sales associates. The number of sales associates producing business for us on a monthly average basis rose 12.4% to 17,200. We will continue to focus on sales force expansion to help us further penetrate the vast U.S. market.

DIVIDEND

     The board of directors declared the second quarter cash dividend. The second quarter dividend of $.07 per share is payable on June 2, 2003, to shareholders of record at the close of business on May 15, 2003.

OUTLOOK

     Overall, we are pleased with AFLAC's position in the Japanese and U.S. insurance markets and our results for the first three months of the year. In Japan, we believe the aging population will lead to continued demand for the kind of affordable insurance products that AFLAC offers. Our view of the U.S. market has not changed, nor has our belief that we can continue to maintain our leading market position. We believe the U.S. market for supplemental health insurance products is vast and underpenetrated. And with our increasingly strong U.S. brand, growing distribution system and broadening product line, we believe AFLAC U.S. can capitalize on the market opportunities we see in the future.

     Our goal for 2003 is to increase operating earnings per diluted share 15% to 17% excluding the impact of the yen. Within that range, we had targeted $1.80 per share, or a 15.4% increase over 2002. Even though the year has just begun, we are confident that we will achieve or exceed that earnings target. Beyond 2003, we expect our strong earnings growth to continue. Our objective for 2004 is to also increase operating earnings per diluted share by 15% excluding the impact of foreign currency translation. We believe our financial objectives are reasonable and achievable, and that they reflect our attractive position in the U.S. and Japanese insurance markets.

/s/ Daniel P. Amos

Daniel P. Amos
Chairman and Chief Executive Officer
April 23, 2003

	Foreign Currency Translation		Three Months Results

	Effect on Operating Results		Including	Excluding
			Currency	Currency
	Selected Percentage Changes (1)		Changes	Changes(2)

	(For the period ended March 31, 2003 - unaudited)	Premium income	18.7%	9.7%

1	The numbers in this table are presented on	Net investment income	12.8	6.1
	an operating basis as defined on page 1.
		Total benefits and expenses	16.8	7.9
2	Amounts excluding foreign currency changes
	were determined using the same yen/	Operating earnings	26.8	20.2
	dollar exchange rate for the current period
	as the comparable period in the prior year.	Operating earnings per	27.8	22.2
		diluted share

Consolidated Statements of Earnings	AFLAC Incorporated and Subsidiaries
(In millions, except for share and per-share amounts - Unaudited)	Three Months Ended March 31,

	2003	2002	% Change

Revenues:
Premiums, principally supplemental health insurance	$2,372	$1,998	18.7%
Net investment income	430	381	12.8
Realized investment gains (losses)	(7)	(8)
Other income (losses)	12	-

Total revenues	2,807	2,371	18.4

Benefits and expenses:
Benefits and claims	1,800	1,534	17.4
Acquisition and operating expenses:
Amortization of deferred policy acquisition costs	113	89
Insurance commissions	273	243
Insurance expenses	227	196
Interest expense	5	4
Other operating expenses	19	20

Total acquisition and operating expenses	637	552	15.3

Total benefits and expenses	2,437	2,086	16.8

Earnings before income taxes	370	285	29.9
Income taxes	133	102

Net earnings	$237	$183	29.9%

Net earnings per share:
Basic	$.46	$.35	31.4%
Diluted	.45	.34	32.4

Common shares used in computing EPS (In thousands):
Basic	514,565	519,473	(.9)%
Diluted	524,468	529,627	(1.0)

Cash dividends per share	$.07	$.05	40.0%

Reconciliation of Operating to Net Earnings	Three Months Ended March 31,

	2003	2002	% Change

Operating earnings	$244	$192	26.8%
Reconciling items, net of tax:
Realized investment gains (losses)	(7)	(5)
SFAS 133	-	(4)

Net Earnings	$237	$183	29.9%

Operating earnings per share - diluted	$.46	$.36	27.8%
Reconciling items, net of tax:
Realized investment gains (losses)	(.01)	(.01)
SFAS 133	-	(.01)

Net earnings per share - diluted	$.45	$.34	32.4%

Consolidated Balance Sheets	AFLAC Incorporated and Subsidiaries
(In millions, except for share and per-share amounts - Unaudited) March 31,	2003	2002

Assets:
Investments and cash:
Securities available for sale, at fair value:
Fixed maturities	$23,017	$19,950
Perpetual debentures	3,216	2,580
Equity securities	190	262
Securities held to maturity, at amortized cost:
Fixed maturities	8,295	5,737
Perpetual debentures	3,684	3,221
Other investments	28	16
Cash and cash equivalents	985	523

Total investments and cash	39,415	32,289
Receivables, primarily premiums	405	337
Accrued investment income	370	350
Deferred policy acquisition costs	4,355	3,702
Property and equipment, net	478	449
Other	318	252

Total assets	$45,341	$37,379

Liabilities and Shareholders' equity:
Liabilities:
Policy liabilities:
Future policy benefits	$30,296	$25,346
Unpaid policy claims	1,793	1,686
Unearned premiums	444	371
Other policyholders' funds	752	554
Notes payable	1,311	1,198
Income taxes	2,721	2,142
Payables for security transactions	14	9
Payables for return of cash collateral on loaned securities	88	-
Other	910	776

Total liabilities	38,329	32,082

Shareholders' equity:
Common stock	65	65
Additional paid-in capital	378	344
Retained earnings	5,445	4,699
Accumulated other comprehensive income:
Unrealized foreign currency translation gains	218	215
Unrealized gains on investment securities	2,870	1,710
Minimum pension liability adjustment	(11)	-
Treasury stock	(1,953)	(1,736)

Total shareholders' equity	7,012	5,297

Total liabilities and shareholders' equity	$45,341	$37,379

Shareholders' equity per share	$13.62	$10.23

Shares outstanding at end of period (In thousands)	514,869	517,642

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in oral discussions with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," or similar words as well as specific projections of future results, generally qualify as forward-looking. AFLAC undertakes no obligation to update such forward-looking statements.

We caution readers that the following factors, in addition to other factors mentioned from time to time in our reports filed with the SEC, could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development; ability to attract and retain qualified sales associates; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with AFLAC's investment activities; significant changes in interest rates; fluctuations in foreign currency rates; deviations in actual experience from pricing and reserving assumptions; level and outcome of litigation; downgrades in the company's credit rating; changes in rating agency policies or practices; subsidiary's ability to pay dividends to parent company, and general economic conditions in the United States and Japan.

AFLAC Incorporated

     Worldwide Headquarters
     1932 Wynnton Road
     Columbus, Georgia 31999
     Tel: (706) 323-3431
     aflac.com

Customer Service

     Policyholders and claimants needing assistance
may call (800) 99-AFLAC (800-992-3522).
Sales associates should call (800) 462-3522.

Shareholder and Investor Inquiries

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telephone number, (800) 235-2667, and use the
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Contact:

     Kenneth S. Janke Jr.
     Senior Vice President, Investor Relations
     (800) 235-2667 or (706) 596-3264
     Fax: (706) 324-6330
     kjanke@aflac.com